Exhibit 10.15

December 15, 2000

Dr. Peter S. Kim
48 Baskin Road
Lexington, MA 02421

Dear Peter:

It is my pleasure to offer you the position of Executive Vice President, Research and Development in the Merck Research Laboratories (Grade M01) of Merck & Co., Inc. (“Merck” or “the Company”), at a gross base salary of $33,333 per month (subject to appropriate tax and payroll withholding and deductions), effective February 1, 2001. In this position, your primary work location will be West Point, PA. At Merck Research Laboratories, all salaried employees are currently paid on a monthly basis.

The specific details of this offer include the following:

As soon as practicable after commencing employment with Merck on February 1, 2001, you will receive a one-time sign-on bonus of $100,000 (net of all income taxes required to be paid). If you voluntarily terminate your employment with Merck (i.e., if you resign) within 12 months of your start date, you will be required to reimburse the Company a pro-rated portion of this bonus.

You will be eligible for consideration under the Merck & Co., Inc. Incentive Stock Plan for a stock option to purchase Merck stock at the approximate market price on the date the option is granted. Subject to the terms of the specific option grant, option holders may purchase the stock after a vesting period (currently five years) at the original option price. The number of shares granted is determined each year by the Company. Assuming you begin your employment on or before February 26, 2001, you will be granted a nonqualified stock option grant for 100,000 shares of Merck stock when the Company makes its annual stock option grants for 2001. If you begin your employment after February 26, 2001, your grant will be issued on the next Quarterly Stock Option Grant date that falls in the Calendar Quarter following your date of hire.

Except as described in this paragraph, any option granted to you will have the same terms and conditions, including vesting terms, that apply generally to annual grants made in the applicable year to other Grade M01 employees. However, any option granted to you prior to May 1, 2003, will vest immediately upon (i) the termination by the Company of your employment with the Company prior to May 1, 2003, for a reason other than gross misconduct; or (ii) the termination of your employment with the Company by you prior to the usual vesting date of the grant and after the Company either (a) fails to appoint you by May 1, 2003 to succeed Dr. Edward M. Scolnick as President, MRL, or (b) appoints on or before May 1, 2003 someone other than you as President, MRL. If any option with these special vesting terms vests as a result of either (i) or (ii), then you will have five years from the accelerated vesting date of such option to exercise the option. In addition, if the Company terminates your employment, for a reason other than gross misconduct, during the period from the effective date of Raymond V. Gilmartin’s retirement through the second anniversary of such retirement, any options granted to you prior to your termination date that are not vested as of such termination date shall vest immediately on such termination date and be exercisable for five years thereafter. For purposes of this letter, “gross misconduct” means: unauthorized disclosure of information known to you to be proprietary or confidential; embezzlement, theft or other misappropriation of Merck assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure if not corrected will result in termination of employment; or an illegal act on Company property or in representing the Company.

You will be eligible for annual consideration to receive a cash bonus under the Company’s Executive Incentive Plan (EIP). As a Grade M01 hire, you will have the opportunity within the first 30 calendar days of employment to elect to defer all or part of any cash bonus you may receive for Performance Year 2001. This 30-day period represents your only opportunity to elect a deferral option for Performance Year 2001. This opportunity is limited to New Hires in Grades M01 - M03 who are subject to U.S. taxes. (The Performance Year is January to December, and bonuses are paid in the following March.) Your bonus for the performance year 2001 will not be less than $300,000 gross (subject to appropriate tax and payroll withholding and deductions), assuming you begin your employment on or before February 26, 2001. Future increases to your salary and continued participation in the Executive Incentive Plan will be based on your annual performance as administered under the Performance Management Plan and in accordance with the Company’s compensation policies.

You will be eligible to participate in our exceptional Flexible Benefits Program, which includes the following plans: medical, dental, life insurance, accidental death and dismemberment insurance, survivor’s income benefits, dependent life insurance, long-term disability insurance, long-term care insurance, financial planning program and two “tax free” accounts - health care reimbursement and dependent care reimbursement. Please feel free to contact Steve G. Sheehan, Vice President, MRL/IS/WW Licensing Human Resources directly at 215-652-5800 should you need further details on these benefit programs.

Additionally, you will be eligible to participate in the Employee Savings and Security Plan (a tax-deferred 401(k) plan) and Company-paid Pension Plan. If you are presently in a tax-qualified plan, you may “roll over” an eligible distribution from this plan into our 401(k) Plan. Our tax-deferred 401(k) Plan is managed by Fidelity Investments and includes a wide variety of investment options.

You will be eligible for 20 days of vacation annually in accordance with Company policy, accrued on a monthly basis.

Upon your written acceptance of our offer, we will defray your reasonable relocation expenses in an amount no less than $50,000 if incurred. This consists of, but is not limited to, all costs and fees (including professional fees) incurred in negotiating this agreement, terminating your employment with Howard Hughes Medical Institute, disposing of your residence in Massachusetts and moving your personal and household effects to your permanent residence in the new location. If you currently own a home or intend to purchase in the new location, please do not contact any Realtor until you receive the list of authorized brokers from our Relocation

Department. A relocation consultant will contact you directly to review your relocation benefits and make the proper arrangements. If you have any questions specifically regarding your relocation benefits prior to your consultant contacting you, please call Barbara Turansky (215) 652-2068 at Merck & Co., Inc., West Point, Pennsylvania. Please note that the arrangements with the carrier must be handled directly by Merck. Relocation allowances are subject to U.S. Federal Income Tax in accordance with federal statutes.

A Home Assistance Program in the amount of up to $500,000, based on need, has been approved and will be provided directly to one of three Merck authorized mortgage companies on your behalf. In addition to your own funds as the down payment, the Home Assistance Program will be applied to offset your mortgage balance. This Program is considered a second mortgage resulting in a lien placed on the property and will close simultaneously with the first mortgage. The lien and subsequent taxes due on these funds will cover a period of five (5) years. The appropriate taxes will be deducted monthly through payroll. If you leave Merck before the lien and taxes are satisfied, you would be obligated to repay a prorated portion of the original Home Assistance Program. Complete details of this program, including the list of mortgage companies, will be provided by your relocation counselor.

Please be advised that this offer is contingent upon the following:

- your successfully completing a drug screen evaluation;

- proof of your eligibility to work in the United States.

Once the above contingencies have been met, we will confirm the offer and your February 1, 2001 starting date. Your employment at Merck will be subject to Merck’s terms and conditions of employment, which will be provided to you when this offer is confirmed. We do not advise altering your current employment status until these contingencies have been met.

In order to schedule your pre-placement health evaluation and drug screen, please contact Dr. Robert S. Falcone, Corporate Medical Director, Employee Health Services, Merck & Co., Inc., Whitehouse, New Jersey at 908-423-4115.

It is with a great deal of confidence that we extend this offer to you. We are impressed with your achievements and your strong motivation for a successful scientific career. We believe that you possess the qualities that would complement and contribute to the attainment of our research goals, and we are certain that Merck can provide you with an environment that is stimulating and rewarding.

It is the expectation of Merck that you will succeed Dr. Edward M. Scolnick as President, MRL. Should you not succeed Dr. Edward M. Scolnick as President, MRL, you may choose to return to academia. As an employee of Merck, you will be an employee at will. This means that either you or Merck may terminate the employment relationship at any time for any lawful reason. In order to accommodate your concern about returning to academia, Merck agrees that if, (1) by May 1, 2003, you have not been appointed by Merck to succeed Dr. Edward M. Scolnick as President, MRL, or if (2) on or before May 1, 2003 someone other than you is appointed by Merck to succeed Dr. Scolnick as President, MRL, or if (3) prior to the second anniversary of the effective date of Raymond V. Gilmartin’s retirement, your employment is terminated by Merck for a reason other than gross misconduct, then Merck shall give a one-time grant of $2,000,000 to an academic institution, designated by you, for the sole purpose of enabling you to set up and maintain a research laboratory as an employee of that institution, provided that the designated institution hires you as an employee no later than one year after the first of the above contingencies occurs. Since the purpose of the grant is to provide a significant benefit for you, as a condition precedent to Merck’s implementation of the special arrangement, upon the termination of your Merck employment you must sign and comply with noncompete and nondisclosure provisions and a waiver and release of claims, in a format prescribed by Merck; provided that the terms of such provisions applicable to you shall be no less favorable to you than any other such terms prescribed by Merck for a departing MRL employee at Grade M01 during the preceding five years are favorable to such departing employee.

We look forward to receiving your favorable response, in writing, and sincerely hope you find at Merck & Co., Inc. the career opportunities you are seeking. We would appreciate receiving your written reply as soon as possible, but no later than December 22nd. If I can answer any questions or provide assistance in any way, please do not hesitate to contact me at 215-652-7553.

Sincerely,

/s/ Edward M. Scolnick

*Note: All benefits, bonuses and stock options are provided or granted subject to the terms of the applicable plan documents, as such plans may be amended from time to time by the Company.

Copy:	Susan D. Paulosky
Steve G. Sheehan
Ginny S. Stephens
Kenneth J. Weiss
Wendy L. Yarno
New Employee Administration